                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to the Board of Trustees and Shareholders of The Bishop Street Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 25, 2000